Exhibit 99.1
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts:
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS RESTRUCTURES TO CONCENTRATE EFFORTS ON HCV AND
HIV PROGRAMS
Cambridge, MA, September 28, 2007 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced a strategic restructuring. As part of the restructuring, Idenix has amended the collaboration agreement with Novartis Pharma AG related to Tyzeka®/Sebivo®. Per the amended agreement, Idenix will discontinue all development, manufacturing and commercial activities for Tyzeka/Sebivo. Novartis will continue these activities and have full responsibility for ongoing and future clinical trials and regulatory filings related to Tyzeka/Sebivo. Additionally, Idenix will receive a royalty on worldwide product sales. As a result of these changes, Idenix is reducing its workforce by approximately 100 positions, the majority of which support the development and commercialization of Tyzeka/Sebivo in the United States and Europe. Following this reduction, Idenix will have approximately 200 employees at the company. The company anticipates that this action will reduce its cash burn rate by between 40 percent and 50 percent.
“This has been a challenging time in the evolution of our company and we have re-evaluated our strategic plan and our organizational structure,” said Jean-Pierre Sommadossi, Ph.D., chairman and chief executive officer of Idenix. “We made a strategic decision to focus all of our resources on our hepatitis C and HIV/AIDS discovery and development programs; as such, we have discontinued the development of valtorcitabine for the treatment of hepatitis B and have changed our agreement for Tyzeka/Sebivo to a royalty stream arrangement. These decisions will enable us to concentrate on what we believe is most critical to our future success — building and advancing our pipeline.”
Idenix currently has a non-nucleoside reverse transcriptase inhibitor (NNRTI), IDX899, for the treatment of HIV-1 that is being evaluated in phase I/II clinical testing. The company also has a comprehensive HCV discovery effort, comprised of a next-generation nucleoside polymerase inhibitor program, including IDX102 and IDX184, which are currently being evaluated in advanced preclinical testing, and HCV non-nucleoside polymerase inhibitor and HCV protease inhibitor programs.
As a result of this restructuring, Idenix will incur between $5 million and $10 million in charges, primarily associated with one-time employee severance benefits and the write-off of certain assets. The company continues to expect to end 2007 with between $100 million and $110 million of cash, cash equivalents and marketable securities. Idenix estimates that this restructuring will result in savings of $40 million to $45 million on an annual basis.
“We have taken the steps necessary to streamline our organization and significantly reduce our expenses, while continuing to maintain the strength of our balance sheet,” said Ronald Renaud, Jr., chief financial officer of Idenix. “We believe that we are now well-positioned to fund the advancement of our HIV and HCV discovery and development programs through 2009.”
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About Idenix/Novartis Collaboration
Idenix and Novartis Pharma AG established a collaboration in May 2003, at which point Novartis became a majority shareholder in Idenix. Currently, Novartis owns 56% of Idenix and has first right of refusal to Idenix’s pipeline.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis C virus and HIV. For further information about Idenix, please refer to www.idenix.com.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “to be,” “expect,” “anticipates,” “advance,” “believe,” or similar expressions and implied statements with respect to Idenix’s expected cash position at the end of 2009; duration of its funding abilities based on such cash position; savings as a result of the restructuring; costs and expenses in connection with the restructuring; and its expectations with respect to its clinical development programs, including its HCV and HIV/AIDS programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performances or achievements expressed or implied by such statements. In particular, management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to ongoing clinical trials evaluating its product candidates; the company’s ability to obtain additional funding required to conduct its research and development activities; the company’s dependence on its collaboration with Novartis Pharma AG; changes in the company’s business plan or objectives; the ability of the company to attract and retain qualified personnel; competition in general; the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its other product candidates and its discoveries; and the company’s unexpected use of cash. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, each as filed with the Securities and Exchange Commission (SEC) and other filings that the company makes with the SEC.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.
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